UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

______________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 24, 2016

National Holdings Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-12629	36-4128138
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

410 Park Avenue, 14th Floor, New York, NY	10022
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 417-8000

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Item 8.01. Other Events

Annual Meeting of Stockholders

As established by the Board of Directors, National Holdings Corporation, a Delaware corporation (the “Company”), will hold an annual meeting of stockholders (the “Annual Meeting”) on Tuesday, January 24, 2017.

Stockholder proposals eligible for inclusion in the Company’s proxy statement for the Annual Meeting must be received by the Secretary of the Company no later than the close of business on November 28, 2016. Proposals should be sent to the attention of the Secretary of the Company at 410 Park Avenue, 14th Floor, New York, New York 10022.

Formal notice of the Annual Meeting and the Company’s proxy statement will be sent to holders of the Company’s common stock in due course.

Warrant Record Date

As provided for in the Agreement and Plan of Merger (as amended from time to time, the “Agreement”) dated as of April 27, 2016, by and among the Company, Fortress Biotech, Inc., a Delaware corporation (“Fortress”), and FBIO Acquisition, Inc., a Delaware corporation and wholly owned subsidiary of Fortress (“FBIO”), the Company will issue a warrant to each holder of record as of a record date to be established by the Board of Directors of the Company within ninety (90) days after September 12, 2016, to purchase one share of the Company’s common stock for each share of the Company’s common stock owned by such stockholder as of the warrant record date at an exercise price equal to $3.25 per share that will expire on the fifth anniversary of their issuance. On October 24, 2016, the Company established December 9, 2016, as the warrant record date. The warrants shall be issued under a Warrant Agreement substantially in the form attached to the Agreement. The Warrants shall not be exercisable or transferable by Fortress or FBIO. The Company plans to file with the Securities and Exchange Commission (the “SEC”) a Registration Statement on Form S-1 relating to the Warrants and the shares of common stock issuable upon the exercise thereof. There can be no assurance that the Registration Statement relating to the Warrants and the shares of common stock issuable upon the exercise thereof will be declared effective by the SEC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

National Holdings Corporation

Date: October 26, 2016	By:	/s/ Robert B. Fagenson
Name: Robert B. Fagenson Title: Vice Chairman and Chief Executive Officer